Exhibit 99.1

Cytta Reports Online Hacking of their Nevada Secretary of State Officer and Director Data

Las Vegas, NV. November 3rd 2014 -- Cytta Corp. (OTCQB:CYCA) wishes to report that it was the victim of an online hacking incident on October 30th, 2014 in that, unauthorized person or persons accessed the Nevada Secretary of State Corporate filing system known as “Silverflume” and surreptitiously altered the Officer and Director information contained therein.  This Corporate information is the backbone of numerous very important systems including banking, regulatory and reporting throughout the US.

The unauthorized person or persons altered the information on Cytta’s corporate report to show Jens Dalsgaard as President, Vanessa Luna as Secretary and Treasurer, Steffan Dalsgaard as Director, Jamison Moore as Director and Erik Stephansen as Director.  Cytta management reports that Mr. Stephansen is a Director, but that all the other names were falsely added without Cytta management or Board approvals.  This unauthorized online hacking incident replaced Cytta’s normal Nevada state filing status wherein it showed Gary Campbell our CEO, Secretary, Treasurer and Director.  Upon discovery our Registered Agent in Nevada was immediately instructed to correct the false information and further monitor our data.

State authorities responsible for the integrity of the Silverflume database were also notified.  The Silverflume site advises anyone utilizing the site that it is a Class C Felony to change, alter or even enter these sections of this Nevada State Corporate Information Site.

As a precaution, Cytta management immediately notified it’s bank of the breach of security that the website hacking event presented. The bank placed alerts within the Cytta accounts to prevent any alteration to signing authority or otherwise with this information.   Cytta’s banking Officials are now examining the potential risk of abuse of the Silverflume data generally.   Cytta is concerned about the potential danger and risk to all public companies that such a simple breach of security makes possible.

The Nevada banking system currently relies upon the information presented within the Secretary of State Silverflume system and by compromising this information hackers could perpetrate enormous harm to public Nevada registered Companies.  This breach could alter banking information, change signing authorities, remove funds, and enter transactions and/or create fictitious corporate bank accounts and liabilities.

On October 31, 2014 an alert individual from Cytta’s Transfer Agent notified Cytta of a Federal filing to change the password for Cytta on the EDGAR filing protocols.  Cytta had not requested or ordered such a change. It rapidly became apparent this change was effected based upon the false data the perpetrators had inserted in the Cytta Corporate information in the Nevada Silverflume system.

Of concern for Cytta Corp and its shareholders is that such a change would allow the perpetrators to issue false Cytta Federal filings through the EDGAR Network.  More importantly, any false data introduced into the Federal EDGAR Reporting system could easily be utilized to wreak havoc with the prices and valuations of public companies.  Additionally, it could be utilized to convince an innocent EDGAR filer to issue filings that may erroneously be reported to News Services without the proper approvals and authority of the Public Company.  Such falsehoods could undermine the public stock trading system and risk economic terrorism.

The unauthorized EDGAR ‘Password” change was immediately reported as an attempted fraud upon the Company, to the SEC Office of Filer Support (OFIS) the division of the SEC responsible for maintaining the integrity of filer access to the EDGAR system.  Cytta confirmed that the filing for password change was unauthorized by the Company and the Edgar system Office of Filer Support is currently alerted and monitoring for any further unauthorized EDGAR filings being submitted utilizing the Cytta CIK codes.

False data or information created through a “protected computer” is covered under various provisions of the Federal Computer Fraud and Abuse Act of 1986 and the wire fraud statute, all of which prohibit hacking or unauthorized computer access offenses. If an individual or individuals commits the offense for financial gain or in furtherance of another crime or tort, the action is a felony with penalties ranging from 1 to 20 years.

Cytta advises that any Bank, Trust Company, Transfer Agent, EDGAR Filer, Resident Agent, Attorney, or any other party who has been presented with the false Cytta Director and Officer Data, should immediately contact the Secretary of State for Nevada Commercial Recordings Division at 775-684-5708 with any and all information regarding attempts to utilize this false data.

About Cytta Corp.

Cytta Corp. is an open source remote monitoring cellular/WiFi/satellite connectivity platform known for its highly scalable and secure Healthcare telehealth solutions.  We are now offering the Cytta Connect technology to the Oil & Gas industry and will make available our remote data capture highway that connects monitoring devices seamlessly to a cloud-based data repository. Our remote data capture system works over our Special Purpose Network utilizing 4G LTE AT&T domestic and international SIMS, a proprietary smartphone based, Mobile, Satellite, and WiFi open source platform, and cloud-based data repository. The Cytta Connect technology automatically connects all remote monitoring devices to Cytta's cloud-based data repository creating real time communication for the Healthcare/Telehealth and Oil & Gas industries.

Contact:

Mr. Gary Campbell CEO, Director

Mr. Erik Stephansen, President, Director

Office (702) 307-1680

Direct Gary (702) 900 7022

Direct Erik (650) 434 2276

Email: Gary@Cytta.com

            Erik@Cytta.com

Website: Cytta.com

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